Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-_______) pertaining to the Amended and Restated Arden Realty Limited Partnership Deferred Compensation Plan of our report dated March 12, 2005, with respect to the consolidated financial statements of Arden Realty Limited Partnership included in its Annual Report (Form 10-K as amended by Form 10-K/A) for the year ended December 31, 2004, Arden Realty Limited Partnership’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arden Realty Limited Partnership, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
July 13, 2005

1